UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 19, 2011
Date of report (date of earliest event reported)

STEINER LEISURE LIMITED
(Exact Name of Registrant as Specified in Its Charter)

Commonwealth of The Bahamas
(State or other Jurisdiction of Incorporation)

0-28972	98-0164731
(Commission File Number)	(IRS Employer Identification No.)

Suite 104A, Saffrey Square
P.O. Box N-9306
Nassau, The Bahamas	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

(242) 356-0006
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  The compensation committee (the "Committee") of the board of directors of Steiner Leisure Limited (the "Company") approved a new employment and severance agreement with Glenn Fusfield (the "New Employment Agreement"), President and Chief Operating Officer of the Company's Steiner Transocean Limited subsidiary ("STO").

The New Employment Agreement was executed by STO and Mr. Fusfield on December 19, 2011. The New Employment Agreement is effective as of January 1, 2012, and succeeds the previous employment agreement between the Company and Mr. Fusfield that expires pursuant to its terms on December 31, 2011. The New Employment Agreement has an "evergreen" term of one year ending December 31, 2012, which will automatically renew on an annual basis for one year terms ending December 31st of each successive year, unless and until either party elects during any given year to provide a notice of non-renewal. Among other things, the New Employment Agreement also provides for:

    A base salary in the amount of $363,542 which will be subject to review and possible increase each year in the discretion of the Board.
    The opportunity to earn an annual incentive bonus based on performance criteria determined annually by the Compensation Committee in its sole discretion. The incentive bonus can range from 25% to 100% of Mr. Fusfield's then current base salary target bonus, depending on the extent to which the performance criteria are met, with a target incentive bonus equal to 50% of his then current base salary.
    The right to be granted equity awards from time to time as determined by the Committee. Mr. Fusfield received a grant of 12,000 restricted share units in November 2011, one-fifth of which restricted share units vest on each of the first five anniversaries of the date of grant, in anticipation of the execution of the New Employment Agreement, which grant was in addition to Mr. Fusfield's annual equity award on that date.
    An opportunity to participate in the Company's benefit programs made available by the Company to its executive officers, including, without limitation, group health, disability and other insurance coverage, participation in the Company's 401(k) plan, and an automobile allowance. The Company will provide Mr. Fusfield with term life insurance with a death benefit of four times the sum of the then current base salary plus the target bonus amount.
    Certain payments in the event of Mr. Fusfield's death, disability, termination by the Company without cause or termination by Mr. Fusfield for good reason (as defined in the New Employment Agreement). Among other benefits, for termination by the Company without cause, or by Mr. Fusfield for good reason, Mr. Fusfield would be paid a lump sum severance amount equal to two (2) times his then base salary plus the target bonus amount. The New Employment Agreement also provides for a "double trigger" severance payment, in the event of a termination by the Company without cause or by Mr. Fusfield for good reason within two years following a change in control of the Company, of a lump sum equal to two and one half (2.5) times his then base salary plus the target bonus amount.
    Restrictions on Mr. Fusfield's use of confidential information of the Company and on competitive activities by Mr. Fusfield during and after the term of the New Employment Agreement.

The above summary of the New Employment Agreement is qualified in its entirety by reference to the New Employment Agreement, a copy of which is attached hereto as Exhibit 10.36 and incorporated herein by reference.

Item 9.01.  Financial Statement and Exhibits

(d)  Exhibits
Exhibit Number	Description

10.36	Employment and Severance Agreement dated December 19, 2011 between Steiner Transocean Limited and Glenn Fusfield.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEINER LEISURE LIMITED

Date: December 20, 2011	/s/ Leonard I. Fluxman
Leonard I. Fluxman
President and Chief Executive Officer